Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Max Capital Group Ltd. on Form S-4 of our report dated February 22, 2010 related to the consolidated balance sheets of Harbor Point Limited and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009, appearing in the joint proxy statement/prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such joint proxy statement/prospectus.

/s/ DELOITTE & TOUCHE

Hamilton, Bermuda

March 11, 2010